Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC ANNOUNCES THIRD QUARTER 2012 FINANCIAL RESULTS

Santa Clara, Calif.—October 31, 2012—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and nine months ended September 29, 2012.

“As expected, our Equipment business had a challenging quarter driven principally by the difficult economic environment and moderated demand for hard drives,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “In our Photonics business, we achieved a significant milestone this quarter with a record level of revenue and profitability and are well positioned for continued growth.

“Given the current situation and our belief that our Equipment business is focused on markets that we expect will drive future growth, our game plan continues to be to prudently balance our short-term spending with developing technology solutions that can drive revenue in the near-term, but more importantly enable even greater long-term opportunities. We continue to make positive progress with our new equipment products in the solar market and new enabling deposition products for our hard drive customers.”

Third Quarter 2012 Summary

The net loss was $8.0 million, or $0.34 per share, and included a $3.0 million bad debt write-off equivalent to $0.08 per share compared to a net loss of $6.1 million, or $0.27 per share, in the third quarter of 2011.

Revenues were $16.8 million, including $7.4 million of Equipment revenues and Intevac Photonics revenues of $9.4 million. Equipment revenues consisted of upgrades, spares and service. Intevac Photonics revenues included $5.2 million of research and development contracts. In the third quarter of 2011, revenues were $19.3 million, including $12.4 million of Equipment revenues and Intevac Photonics revenues of $6.9 million, which included $1.5 million of research and development contracts.

Equipment gross margin was 35.6%, compared to 44.9% in the third quarter of 2011, primarily as a result of decreased revenues and lower factory utilization. Intevac Photonics gross margin of 32.8% improved compared to 28.3% in the third quarter of 2011. The increase was primarily a result of improved yields and lower warranty related costs related to our night vision products. Consolidated gross margin was 34.1%, compared to 38.9% in the third quarter of 2011. Operating expenses were $16.7 million, compared to $15.6 million in the third quarter of 2011, and increased primarily as a result of $3.0 million bad debt charge due to the insolvency and liquidation of a customer.

Order backlog totaled $40.0 million on September 29, 2012, compared to $43.3 million on June 30, 2012 and $26.2 million on October 1, 2011. Backlog as of September 29, 2012 and June 30, 2012 did not include any 200 Lean systems or Solar systems compared to one Solar system as of October 1, 2011.

Our balance sheet remains strong, with $98.8 million of cash and investments and $159.8 million in tangible book value, equivalent to $4.21 and $6.81 per share, respectively, based upon 23.5 million shares outstanding at quarter end.

First Nine Months 2012 Summary

The net loss was $12.7 million, or $0.54 per share, compared to a net loss of $15.8 million, or $0.69 per share, for the first nine months of 2011.

Revenues were $65.9 million, including $43.2 million of Equipment revenues and Intevac Photonics revenues of $22.8 million, compared to revenues of $64.3 million, including $42.3 million of Equipment revenues and Intevac Photonics revenues of $22.0 million, for the first nine months of 2011.

Equipment gross margin was 44.7%, compared to 41.9% in the first nine months of 2011, primarily as a result of a higher mix of upgrade revenue. Intevac Photonics gross margin of 33.1% improved compared to 28.6% in the first nine months of 2011, reflecting improved yields and lower warranty costs related to our night vision products. Consolidated gross margin was 40.7%, compared to 37.4% in the first nine months of 2011. Operating expenses were $47.7 million, compared to $46.3 million in the first nine months of 2011, and increased primarily as a result of the $3.0 million bad debt charge.

Conference Call Information

The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EDT. You may access the replay by calling (855) 859-2056 or, for international callers, (404) 537-3406, and providing Replay Passcode 38936802.

About Intevac

Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.

In our Equipment business, we are a leader in the design, development and manufacturing of high-productivity, vacuum process equipment solutions. Our systems are production-proven for high-volume manufacturing of small substrates with precise thin film properties, such as those required in the hard drive and solar cell markets we currently serve.

In the hard drive industry, our 200 Lean® systems process approximately 60% of all magnetic disk media produced worldwide. In the solar cell manufacturing industry, our recently-introduced LEAN SOLAR™ platform, with applications including deposition, texture etch and ion implant, increases the conversion efficiency of silicon solar cells.

In our Photonics business, we are a leader in the development and manufacture of leading-edge, high-sensitivity imaging products and vision systems as well as materials identification instruments utilizing Raman technology. Our products primarily address the defense markets in addition to the industrial, medical and scientific industries.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

200 Lean® is a registered trademark of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: expected demand for hard drives, the continued profitability of Photonics, and the expansion of our product portfolio for the solar cell manufacturing market. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: oversupply in the media industry, a further slowdown in demand for hard drives and the failure to introduce new products for the solar market, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net revenues
Equipment	$7,401	$12,384	$43,179	$42,379
Intevac Photonics	9,433	6,937	22,762	21,950

Total net revenues	16,834	19,321	65,941	64,329
Gross profit	5,732	7,518	26,811	24,035
Gross margin
Equipment	35.6%	44.9%	44.7%	41.9%
Intevac Photonics	32.8%	28.3%	33.1%	28.6%

Consolidated	34.1%	38.9%	40.7%	37.4%
Operating expenses
Research and development	7,336	8,612	24,812	25,914
Selling, general and administrative	6,389	6,945	19,831	20,336
Bad debt expense	3,017	34	3,017	36

Total operating expenses	16,742	15,591	47,660	46,286
Gain on sale of mainframe technology	—	—	2,207	—

Total operating loss	(11,010)	(8,073)	(18,642)	(22,251)
Operating income (loss)
Equipment	(10,298)	(5,358)	(15,493)	(14,423)
Intevac Photonics	717	(948)	(939)	(3,023)
Corporate[1]	(1,429)	(1,767)	(2,210)	(4,805)

Total operating income (loss)	(11,010)	(8,073)	(18,642)	(22,251)
Interest and other income (expense)	(8)	140	411	438

Loss before income taxes	(11,018)	(7,933)	(18,231)	(21,813)
Benefit for income taxes	(3,011)	(1,817)	(5,570)	(6,047)

Net loss	$(8,007)	$(6,116)	$(12,661)	$(15,766)

Loss per share
Basic and Diluted	$(0.34)	$(0.27)	$(0.54)	$(0.69)
Weighted average common shares outstanding
Basic and Diluted	23,397	22,951	23,293	22,843

[1]	Nine months ended September 29, 2012 includes the gain on sale of the mainframe technology of $2.2 million.

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	September 29, 2012	December 31, 2011
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$68,425	$82,145
Accounts receivable, net	16,528	18,561
Inventories	24,479	18,070
Deferred income tax assets	2,547	2,202
Prepaid expenses and other current assets	7,150	7,114

Total current assets	119,129	128,092
Long-term investments	30,356	32,677
Property, plant and equipment, net	13,234	14,449
Deferred income tax assets	27,141	21,717
Goodwill	18,389	18,389
Other intangible assets, net	6,034	6,441
Other long-term assets	774	4,056

Total assets	$215,057	$225,821

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,166	$4,857
Accrued payroll and related liabilities	4,644	4,205
Other accrued liabilities	7,751	9,887
Customer advances	2,819	5,040

Total current liabilities	21,380	23,989
Other long-term liabilities	9,419	9,922
Stockholders’ equity
Common stock ($0.001 par value)	23	23
Additional paid in capital	151,113	146,307
Accumulated other comprehensive income	617	414
Retained earnings	32,505	45,166

Total stockholders’ equity	184,258	191,910

Total liabilities and stockholders’ equity	$215,057	$225,821

Note: Amounts as of December 31, 2011 are derived from the December 31, 2011 audited consolidated financial statements.